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                                                                 EXHIBIT 10.3(H)
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Citation Corporation
2 Office Park Circle
Suite 204
Birmingham, Alabama 35223
(205) 871-5731
FAX (205) 870-8211

December 1, 1998

Mr. G. Thomas Surtees
c/o Citation Corporation
2 Office Park Circle
Suite 204
Birmingham, Alabama  35223

     Re:  Change in Control Retention and Severance Agreement

Dear Mr. Surtees:

     Citation Corporation (the "Company"), considers the establishment and maintenance of a sound and vital senior management team to be essential to protecting and enhancing the best interests of the Company and its stockholders. In this connection, the Company recognizes that the possibility of a change in control may exist in the future, and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its stockholders. Accordingly, the Board of Directors of the Company (the "Board") has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company's senior management, including yourself, to their assigned duties without distraction arising from the possibility of a change in control of the Company. The Board has also determined that appropriate steps should be taken to encourage senior management's participation, in the event of a proposed change in control, in the successful completion of the change in control transaction while maintaining their focus on business performance and strategy execution.

     In order to induce you to remain in the employ of the Company and in consideration of your agreeing to remain in the employ of the Company subject to the terms and conditions set forth below, this letter agreement sets forth the benefits which the Company agrees will be provided to you in the event your employment with the Company is terminated subsequent to a change in control of the Company (as defined in Section 1 of this letter agreement) under the circumstances described below.

     1. CHANGE IN CONTROL. No benefits shall be payable hereunder unless there shall have been a change in control of the Company, as set forth below and such change in control occurs prior to the termination of your employment. For purposes of this Agreement, a "change in control" shall mean the occurrence of any of the following events, if subsequent to the date of this Agreement:

          (a) Any person, entity or "group" (within the meaning of Rules 13d through 13d-6 of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (other than any subsidiary or affiliate as of the date hereof of the Company or any employee benefit plan of the Company) has acquired or agreed to acquire beneficial ownership of 50% or more of the voting and/or economic interest in the capital stock of the Company; or

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          (b) A majority of the board of directors of the Company shall consist at such time of individuals other than (i) members of the board of directors on the date hereof and (ii) other members of the Board approved to become a director by a majority of such members referred to in clause (i) or by members so approved ("Continuing Directors"); or

          (c) The approval by the stockholders of the Company and completion of
(i) a merger or consolidation of the Company, statutory share exchange, or other similar transaction with another corporation, partnership, or other entity or enterprise in which either the Company is not the surviving or continuing corporation, (ii) a sale or disposition of all or substantially all of the assets of the Company, or (iii) the dissolution of the Company.

     2. INCENTIVE AWARDS. If any of the events described in Section 1 hereof constituting a change in control shall have occurred, then any award you have received under the 1994 Incentive Award Plan or a successor plan will be vested and any restrictions placed on such awards will lapse as of the date the change in control is completed ("Change in Control Date").

     3.   NONQUALIFIED DEFERRED COMPENSATION. If any of the events described in
Section 1 hereof constituting a change in control shall have occurred, then you shall receive payment of the entire balance in your Compensation Deferral Account and Matching Contribution Account, as defined in the Citation Corporation Nonqualified Deferred Compensation Plan, in cash and in one lump sum as of the Change in Control Date.

     4. TERMINATION FOLLOWING CHANGE IN CONTROL. If any of the events described in Section 1 hereof constituting a change in control of the Company shall have occurred, you shall be entitled to the benefits provided in Section 5 hereof upon the subsequent involuntary termination of your employment by the Company, if such termination occurs within the period beginning on the Change in Control Date and ending on the second anniversary of the Change in Control Date (the "Trigger Period") unless such termination is (i) because of your death or Retirement, (ii) by the Company for Cause (iii) by the Company or you for Disability (such termination within such period, as limited by clauses (i) through (iii), being sometimes referred to hereinafter as a "Payment Trigger"). In the event your employment is terminated within the Trigger Period, following the occurrence of any of the events set forth at paragraph (c) below, such termination of your employment shall be deemed to be an involuntary termination of your employment by the Company and shall entitle you to the benefits provided in Section 5 hereof.

          (a).  Disability; Retirement.

                    (i) "Disability" shall mean a disability which entitles you to a disability benefit under a disability program sponsored or maintained by the Company; provided, that if no such program is applicable to you, then "Disability" shall mean that, based on medical evidence reasonably satisfactory to the Compensation Committee of the Board, you are totally and permanently unable to engage in any occupation or gainful employment for which you are reasonably suited by background, training, education or experience.

                    (ii) Termination by the Company or you of your employment based on "Retirement" shall mean termination in accordance with the Company's retirement policy, including early retirement, generally applicable to its salaried employees.

          (b) Cause. Termination by the Company of your employment for "Cause" shall mean termination based upon any of the following:

                    (i) dishonesty or fraud by you in connection with your employment;


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                    (ii)  appropriation (or attempted appropriation) by you of a material business opportunity of the Company, including attempting to secure or securing any personal profit in connection with any transaction entered into on behalf of the Company;

                    (iii) misappropriation by you (or attempted misappropriation) of any of the Company's funds or property;

                    (iv) your conviction of, or indictment for (or its procedural equivalent) or entering of a guilty plea or plea of no contest with respect to, a felony or any other criminal offense involving moral turpitude; or

                    (v) deliberate, willful or gross misconduct by you in the performance of your duties with the Company, as determined by the good faith judgment of the Compensation Committee of the Board.

For purposes of this paragraph, no act, or failure to act, on your part shall be considered "willful" unless done, or omitted to be done, by you not in good faith and without any reasonable belief that your action or omission was in the best interest of the Company.

            (c) Constructive Termination. Your employment will be deemed to have been involuntarily terminated by the Company upon the termination of your employment, whether by you or by the Company, following the occurrence of any of the following without your prior written consent (any such event being sometimes referred to hereinafter as your "Constructive Termination"):

                    (i) subsequent to a change in control of the Company, any reduction in your title, duties, responsibilities or authority with the Company as such existed immediately prior to a change in control, except in connection with the termination of your employment for Cause, Disability, Retirement or as a result of your death or voluntarily by you; or

                    (ii) subsequent to a change in control of the Company, a reduction by the Company in your base salary as in effect on the date hereof or as the same may be increased from time to time; or

                    (iii) subsequent to a change in control of the Company, a failure by the Company to continue any bonus plans in which you are presently entitled to participate as the same may be modified from time to time prior to (but not in anticipation of) such change in control, or as the same may be modified following such change in control as may be required by or desirable for the Company due to changes to (x) the Internal Revenue Code of 1986, as amended (the "Code"), (y) applicable accounting rules or principles or (z) applicable laws or regulations, including, without limitation, the Employee Retirement Income and Security Act of 1974, as amended, (the "Bonus Plans") or a failure by the Company to continue you as a participant in the Bonus Plans on at least the same basis as you presently participate in accordance with the Bonus Plans; or

                    (iv) subsequent to a change in control of the Company, the failure by the Company to continue in effect any benefit or compensation plan, life insurance plan, health-and-accident plan or disability plan in which you are participating at the time of a change in control of the Company (or plans providing you with substantially similar benefits), the taking of any action by the Company which would materially adversely affect your participation in or materially reduce your benefits under any such plans or deprive you of any material fringe benefit enjoyed by you at the time of the change in control, or the failure by the Company to provide you with the number of paid vacation days to which you are then entitled in accordance with the Company's normal vacation policy in effect on the date hereof; or

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                    (v)   subsequent to a change in control of the Company, a
     change in the location of your employment greater than twenty-five (25) miles from your office location on the date hereof.

             (d) Notice of Termination. Any purported termination by the Company pursuant to your Disability or Retirement, as defined in paragraph (a) above, or for Cause, as defined in paragraph (b) above, or by you pursuant to your Disability or Retirement, as defined in paragraph (a) above or by you or the Company based on an event of Constructive Termination, as defined in paragraph (c) above, shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated.

             (e) Date of Termination. "Date of Termination" shall mean (i) if your employment is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that you shall not have returned to the performance of your duties on a full-time basis during such thirty (30) day period), (ii) if your employment is terminated due to your death, the date of your death, (iii) if your employment is terminated pursuant to paragraph (b) above, the date specified in the Notice of Termination, (iv) if your employment is terminated for Retirement, the date specified in the Notice of Termination, and (v) if your employment is terminated for any other reason, the date on which a Notice of Termination is given; provided that if within thirty (30) days after any Notice of Termination is given the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, or by a final judgment, order or decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been perfected); provided further, however, that if such disputed termination constitutes a Payment Trigger, the Trigger Period shall not run pending resolution of the dispute but shall recommence upon the date that the dispute is finally determined (as set forth in the preceding proviso).

       5. CERTAIN BENEFITS UPON TERMINATION. If, after a change in control of the Company shall have occurred, as defined in Section 1 above, your employment with the Company shall be terminated (including a Constructive Termination) within the Trigger Period by the Company or you other than for Cause, Disability, Retirement or death, and other than by your voluntarily terminating your employment with the Company, then you shall be entitled to the benefits outlined below:

             (a) the Company shall pay to you within thirty (30) days following the Date of Termination in a lump sum cash payment your full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given plus (i) credit for any vacation earned but not taken,
(ii) the amount, if any, of any bonus for a past fiscal year which has been earned but not yet been paid to you, and (iii) a pro-rated payment, based on the Company's results as of the Date of Termination, of any bonus due under any Bonus Plan in which you participate;

             (b) in lieu of any further salary payments to you for periods subsequent to the Date of Termination, the Company shall pay as severance pay to you within thirty (30) days following the Date of Termination a lump sum amount equal to two (2) times the sum of (i) the amount of your annual base salary at the highest rate in effect during the twelve (12) months immediately preceding the Date of Termination, and (ii) the average annual bonus received by you during the three (3) years immediately preceding the Date of Termination or, if the term of your employment with the Company has been less than the amount of time necessary for full (not partial or pro-rated) participation in the bonus plan for three years, then the average annual bonus received by you in the number of years immediately preceding the Date of Termination (but no more than three) for which you have been a full participant in the bonus plan; or, if the term of your employment has been less than one year, then your average annual bonus will be equal to the total of your bonus for the first four full quarters guaranteed at the time of your employment;


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          (c) the Company shall maintain in full force and effect, for your continued benefit until the earlier of (i) two (2) years after the Date of Termination or (ii) you obtain substantially the same coverage from a new employer, all life insurance, medical, health and accident, and disability plans, programs or arrangements in which you were entitled to participate immediately prior to the Date of Termination, provided that your continued participation is possible under the general terms and provisions of such plans and programs. In the event that your participation in any such plan or program is barred, the Company shall use reasonable efforts to arrange to provide you with benefits substantially similar to those which you are entitled to receive under such plans and programs.

     6. SECTION 280G CAP. It is the intent of the parties hereto that no amount payable pursuant to the terms of this Agreement shall cause any payment or transfer by the Company to or for your benefit, whether paid or payable (or transferred or transferable) pursuant to the terms of this Agreement or otherwise (a "Payment"), to be subject to taxation under section 4999 of the Code and as an "excess parachute payment" as defined in section 280g of the Code. In the event that the last independent auditors selected by the Board prior to your termination under this Agreement (the "Auditors") determine that any such item constitutes an "excess parachute payment", then you are required to irrevocably elect to relinquish or not exercise any payments of benefits available to you under any plan, contract or program before the payment or enjoyment thereof in order to limit such payments or benefits for the purpose of eliminating any "excess parachute payment."

     7. TERM OF AGREEMENT. This Agreement shall become effective on the date hereof and shall continue in effect until the earliest of the following:

          (i) a Date of Termination in accordance with Section 4(e) or other termination of your employment with the Company shall have occurred prior to a change in control of the Company; or

          (ii) if a Payment Trigger shall have occurred during the term of this Agreement, the performance by the Company of all its obligations, and the satisfaction by the Company of all its obligations and liabilities, under this Agreement; or

          (iii) the date that is the third (3rd) anniversary of the date of this agreement, or, if the agreement has been renewed, the date that is the first
(1st) anniversary of date of the renewal of the agreement; provided, however, that if a change in control of the Company occurs prior to the third (3rd) anniversary of the date of this agreement or the first (1st) anniversary of the Renewal Date (whichever is later), the Company's obligation to you under this Agreement due to such change in control shall continue through the final day of the Trigger Period that begins with such change in control.

Beginning on the third (3rd) anniversary of the date of this agreement and continuing each anniversary thereafter ("Renewal Date"), the agreement will be automatically renewed for a one-year period, unless either party gives written notice to the other party at least thirty (30) days prior to the Renewal Date.

          Any change in control of the Company during the term of this Agreement that for any reason ceases to constitute a change in control under this agreement or is not followed by a Payment Trigger shall not effect a termination or lapse of this Agreement.

     8. COMPANY'S RIGHT TO TERMINATE. You acknowledge that this Agreement does not operate as an employment contract nor establish any right of continued employment with the Company and that the Company may terminate your employment at any time, subject to providing the benefits specified in this Agreement, if applicable.

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     9.   SUCCESSORS; BINDING AGREEMENT.

          (a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall constitute an event of Constructive Termination.

          (b) This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, and legatees.

     10. NOTICE. For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered personally or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the last page of this Agreement (provided that all notices to the Company shall be directed to the Chief Executive Officer of the Company with a copy to the Secretary of the Company), or to such other address as either party may have furnished to the other in writing.

     11. MISCELLANEOUS. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by you and such officer as may be authorized by the Board of Directors of the Company. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Alabama. This Agreement shall not supersede or in any way limit the rights, duties or obligations you may have under any other written agreement with the Company.

     12. ENFORCEMENT; EXPENSES. The provisions of this Agreement shall be regarded as divisible, and if any provision is declared invalid or unenforceable by a court of competent jurisdiction, the validity and enforceability of the remainder of such provisions hereof shall not be affected. The Company shall pay all fees, costs and expenses (including, without limitation, reasonable attorneys' fees and the costs of investigating any potential claim) incurred by you in connection with any dispute arising under or relating to this Agreement or any action(s) or proceeding(s) to enforce your rights under this Agreement, should you prevail in such action or proceeding.

     Kindly sign and return to the Company the enclosed copy of this letter, which will then constitute our agreement on the subject.

CITATION CORPORATION


/s/ Frederick F. Sommer
-----------------------------------------
Frederick F. Sommer, Chief Executive Officer
2 Office Park Circle, Suite 204
Birmingham, Alabama  35223


AGREED TO THIS 1st DAY OF  DECEMBER, 1998.


/s/ G. Thomas Surtees
-----------------------------------------
G. Thomas Surtees, Executive


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